Exhibit 99.1

AVAGO TECHNOLOGIES FINANCE PTE. LTD.

RECONCILIATION OF NET INCOME (LOSS) TO EBITDA AND ADJUSTED EBITDA - UNAUDITED

(IN MILLIONS)

	Quarter ended			Year ended
	November 1, 2009	August 2, 2009	November 2, 2008	November 1, 2009	November 2, 2008
Net income (loss)	$(21)	$2	$18	$(44)	$83
Interest expense	19	20	21	77	86
Provision for (benefit from) income taxes	(1)	6	(9)	8	3
Depreciation and amortization expense	40	40	42	160	159

EBITDA	37	68	72	201	331

Restructuring and other unusual charges	60	16	6	98	20
Purchase accounting adjustments	-	-	-	-	1
Share-based compensation	5	3	3	12	15
Loss on extinguishment of debt	9	-	-	8	10
(Income) loss from and (gain) loss on discontinued operations	-	-	7	-	(26)

Adjusted EBITDA	$111	$87	$88	$319	$351

EBITDA represents net income (loss) before interest expense, provision for income taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA further adjusted to give effect to certain items that are required in calculating covenant compliance under our senior and senior subordinated notes as well as under our senior secured credit facility. Adjusted EBITDA is calculated by subtracting from or adding to EBITDA items of income or expense described above. EBITDA and Adjusted EBITDA do not represent net income, as that term is defined under GAAP, and should not be considered as an alternative to net income (loss) as an indicator of our operating performance.

Additionally, EBITDA and Adjusted EBITDA are not intended to be measures of free cash flow available for management or discretionary use as such measures do not consider certain cash requirements such as capital expenditures, tax payments and debt service requirements. EBITDA and Adjusted EBITDA as presented herein are not necessarily comparable to similarly titled measures.